Exhibit 10.10

EXECUTION COPY

NON-COMPETE AND COVENANT AGREEMENT

This NON-COMPETE AND COVENANT AGREEMENT (this “Agreement”) is dated as of May 14, 2004 by and among Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”), RV Acquisition Inc., a Delaware corporation (“Buyer”), Donald W. Wallace (“Wallace”), and Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (“BRS”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 5.

WHEREAS, Wallace is a seller of certain securities of LD Holdings, Inc., a Delaware corporation (“Holdings”), the parent of the Company, to Buyer pursuant to the Stock Purchase Agreement by and among the Company, Buyer, Holdings, the Employee Stock Ownership Plan and Trust for the Employees of Lazy Days and the other stockholders of Holdings, dated as of April 27, 2004 (the “Stock Purchase Agreement”).

WHEREAS, pursuant to Section 8.2(t) of the Stock Purchase Agreement, a condition of the Buyer to consummate the transactions contemplated under the Stock Purchase Agreement is Wallace’s agreement to be bound by this Agreement, and accordingly, the parties desire to enter into this Agreement to fulfill such condition.

WHEREAS, Wallace is entering into the Employment Agreement, dated as of the date hereof by and among the Company, Wallace, Buyer and BRS (the “Employment Agreement”), which provides for the employment of Wallace as the President and Chief Executive Officer of the Company.

WHEREAS, a condition of the Company to enter into the Employment Agreement, is Wallace’s agreement to be bound by this Agreement, and accordingly, the parties desire to enter into this Agreement to fulfill such condition.

WHEREAS, Buyer owns, directly or indirectly, a majority of the issued and outstanding shares of the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Stock Purchase Agreement and the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1.                                       Public Bonds.  As a material inducement for BRS and Buyer to enter into the transactions contemplated by the Stock Purchase Agreement, Wallace hereby agrees that he shall not at any time hold, directly or indirectly, in excess of $15,200,000 (the “Notes Threshold”) of the aggregate principal amount of 11.75% Senior Notes due 2012 of the Company (the “Notes”); provided, that in the event that BRS acquires any of the Notes (the aggregate principal amount of such Notes, the “BRS Notes Amount”), Wallace shall have the right to exceed the Notes Threshold by an amount bearing the same ratio to the BRS Notes Amount as Wallace’s ownership of common equity securities of Buyer bears to BRS’ ownership of common equity securities of Buyer.

2.                                       Confidential Information.  Wallace acknowledges that he has obtained and will obtain information concerning the business or affairs of the Company, any of its Subsidiaries or other affiliated entities (“Confidential Information”).  Therefore, Wallace agrees that he shall not, directly or indirectly, use for or disclose to any unauthorized person or use for his own purposes any Confidential Information unless (i) such Confidential Information becomes generally known to and available for use by the public other than as a result of Wallace’s acts or omissions to act; (ii) such Confidential Information is rightfully received by Wallace from a party who was not subject to any obligations of confidentiality; or (iii) Wallace is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information; provided, that in such case, Wallace shall promptly inform the Company of such order, shall cooperate with any reasonable effort by the Company to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order.  If in the absence of a protective order or the receipt of a waiver hereunder, Wallace, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Wallace shall promptly inform the Company of such obligation, shall cooperate with any reasonable effort by the Company to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such obligation.  Wallace shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product and the business of the Company, any of its Subsidiaries or other affiliated entities which he may then possess or have under his control.

3.                                       Inventions and Patents.  Wallace agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Wallace while employed by the Company or any of its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary.  Wallace will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4.                                       Noncompete, Nonsolicitation.

(a)                                  Wallace acknowledges that in the course of his employment with the Company and its Subsidiaries he has become familiar, and he will become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, Wallace agrees that during the period beginning on the date hereof and ending on the later of (i) the fifth anniversary of the date hereof, and (ii) the third anniversary of the termination of Wallace’s employment with the Company for any reason, (the

“Noncompete Period”), he shall not shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (including by himself or through any other entity) competing with the businesses of the Company or its Subsidiaries in The United States of America, Canada or The United States of Mexico (the “Territory”) as such businesses exist or are in process on the date of the termination of Wallace’s employment with the Company.  Nothing herein shall prohibit Wallace from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Wallace has no active participation in the business of such corporation.

(b)                                 During the Noncompete Period, Wallace shall not directly or indirectly through another entity (i) influence or attempt to influence any of the customers of the Company or its Subsidiaries to divert their business or patronage from the Company or its Subsidiaries to any other person or company engaged in a similar business, (ii) disclose to any person or entity the names, addresses, or requirements of, or other confidential information or trade secrets relating to any customers of the Company or its Subsidiaries, the prices charged to such customers or the practices used in servicing such customers (other than in the course of Wallace’s employment and consistent with his duties as the President and Chief Executive Officer), (iii) make any statement or do any act intended to cause existing or potential customers of the Company or its Subsidiaries to make use of the services or purchase the products of any competitive business, (iv) hire or attempt to hire any person who was employed by the Company or its Subsidiaries for any type of employment one hundred eighty days prior to the date of Termination, (v) induce or attempt to induce any employee of the Company or its Subsidiaries to leave his or her employ or in any way interfere with the relationship between the Company or its Subsidiaries and any of their employees, or (vi) in any way interfere with relationship between the Company or any of its Subsidiaries with any of their suppliers.

(c)                                  The parties hereto acknowledge and agree that the Company will suffer irreparable harm from a breach by Wallace of any of the covenants or agreements contained in Sections 2, 3 and 4.  Wallace further acknowledges that the restrictive covenants set forth in Sections 2, 3 and 4 are of a special, unique, unusual and extraordinary character, the loss of which cannot be adequately compensated by damages.  Wallace agrees that the periods of restriction and geographic area of restriction imposed by the provisions of this Section 4 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate.  The Company acknowledges that, but for Wallace’s agreements to be bound the restrictive covenants set forth in Sections 2, 3 and 4, neither the Company, Buyer nor BRS would not have entered into this Agreement, the Stock Purchase Agreement or the Employment Agreement.  The restrictive covenants set forth in this Agreement supersede any restrictive covenants with respect to the subject matters addressed by the restrictive covenants set forth in Sections 2, 3 and 4 set forth in any current agreement between Wallace and the Company.  Wallace agrees that the Company has a legitimate business interest to protect justifying the restrictive covenants set forth in Sections 2, 3 and 4.  Such legitimate business interests include:  (i) trade secrets, as defined in Florida Statute 688.002(4); (ii) valuable confidential business information that does not otherwise qualify as a trade secret; (iii) substantial relationships with prospective or existing customers; and (iv) customer goodwill.  In the event of an alleged or threatened breach by Wallace of any of the provisions of Sections 2, 3 and 4, the Company or its successor or assign may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Noncompete Period by a period equal to the duration of the violation of Sections 4).  In the event of an alleged breach or violation by Wallace of any of the provisions of Sections 4, the Noncompete Period shall be tolled until such alleged breach or violation is resolved.

(d)                                 Wallace and the Company intends that the covenants of Section 4(a) shall be deemed to be a series of separate covenants, one for each month of the Noncompete Period.  Additionally, Wallace and the Company intend that the covenants of Section 4(a) shall be deemed to be a series of separate covenants, are for each county or province of each and every state, territory or jurisdiction within the Territory and one for each month of the Noncompete Period.  If, at the time enforcement is sought of any of the provisions of Sections 4, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(e)                                  Except for the Company’s compliance with Section 4(g), the existence of any claims or cause of action of Wallace against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in Sections 2, 3 and 4.  The refusal or failure of the Company to enforce any of the restrictive covenants set forth in Sections 2, 3 and 4 against Wallace, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by Wallace against the Company.  If any action should have to be brought by the Company against Wallace to enforce the provisions of Sections 2, 3 and 4, Wallace recognizes, acknowledges and agrees that the Company is entitled to all of the civil remedies provided Sections 542.335, 688.003, and 812.035, Florida Statutes, including without limitation (i) preliminary and permanent injunctive relief restraining Wallace from unauthorized disclosure or use of any trade secret or confidential information, in whole or in part, or otherwise violating any of the restrictive covenants set forth in Sections 2, 3 and 4; (ii) actual damages; (iii) attorney’s fees in trial and appellate courts; and (iv) costs and expenses of investigation and litigation, including expert fees and other costs and expenses.  Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of Sections 2, 3 and 4, which may otherwise be available.  Wallace expressly acknowledges that the restrictive covenants set forth in Sections 2, 3 and 4 apply to any successor or permitted assign of the Company, Buyer and BRS as direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor and assign.

(f)                                    Except for the Company’s compliance with Section 4(g), each of Wallace and the Company agrees that the covenants made in Section 4(a) and 4(b) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(g)                                 The Company shall pay Wallace, in consideration of the covenants made by Wallace in Sections 2, 3 and 4, and in addition to any other consideration under the Stock Purchase Agreement and his salary under the Employment Agreement, as independent and special consideration, $2,000,000 per annum (payable in accordance with the Company’s payroll practices, but at least monthly, and in accordance with the terms and conditions of the Employment Agreement) for so long as Wallace is employed as the President and Chief Executive Officer by the Company or serves as a member of the board of directors of Buyer, Holdings or the Company and, if Wallace’s employment is terminated by the Company without Cause or by Wallace within 90 days of a Good Reason Event, for a period of twelve months thereafter, if such employment is terminated prior to the eighteen month anniversary of the date hereof, or six months thereafter, if such employment is so terminated on or after the eighteen month anniversary of the date hereof; provided, that if following such termination Wallace continues to serve as a member of the board of directors of Buyer, Holdings or the Company, Wallace shall receive such payment for the longer of (i) the twelve month or six month period, as applicable, and (ii) the period during which he serves as a member of the board of directors of Buyer, Holdings or the Company.  Wallace agrees that he shall be entitled to the payments following the termination of his employment provided for in this Section 4(g) if and only if he has not breached, as of the date of termination of the Employment Period, (A) the provisions of Sections 2, 3 and 4(b)(ii) in any material respect, and (B) Section 4 (other than Section 4(b)(ii)), and does not breach such provisions at any time during the period for which such payments are to be made; provided, that with respect to any breach of Section 3, Wallace shall be given the opportunity to cure such breach within 30 days; provided further, that the Company’s obligation to make the payments following the termination of his employment provided for in Section 4(g) will terminate upon Wallace breaching during such severance period (A) the provisions of Sections 2, 3 and 4(b)(ii) in any material respect, or (B) Section 4 (other than Section 4(b)(ii)); provided, that with respect to any breach of Section 3, Wallace shall be given the opportunity to cure such breach within 30 days.

(h)                                 Notwithstanding anything to the contrary set forth in this Agreement, in the event the Company (A) (i) defaults in the performance of its obligations under that certain Ground Lease dated July 15, 1999 between the Company and I-4 Land Holding Limited Company (the “Landlord”), as amended as of the date hereof (the “Ground Lease”), (ii) the Landlord takes possession of the “Land” as defined in the Ground Lease, and (iii) the Company ceases operations, then the provisions of Sections 2, 3 and 4 shall be null and void and Wallace shall not be restricted in any manner whatsoever with respect to such sections, or (B) (i) defaults in the performance of its obligations under the Ground Lease, (ii) the Landlord takes possession of the Land, and (iii) continues to operate at another location, then the Landlord may lease the Land to any Person, including a competitor to the Company.

5.                                       Definitions:  As used herein, the following terms shall have the following meanings:

(a)                                  “Board” means the board of directors of the Company.

(b)                                 “Cause” has the meaning ascribed to such term in the Employment Agreement.

(c)                                  “Employment Period” has the meaning ascribed to such term in the Employment Agreement.

(d)                                 “Good Reason Event”  has the meaning ascribed to such term in the Employment Agreement.

(e)                                  “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(f)                                    “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

(g)                                 “Termination” has the meaning ascribed to such term in the Employment Agreement.

6.                                       Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient (followed by telephone confirmation to the receiving party).  Such notices, demands and other communications will be sent to the address indicated below:

To Wallace:

c/o Lazy Days’ R.V. Center, Inc.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Facsimile:  (813) 246-5240

With a copy, which shall not constitute notice to Wallace, to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attention:  Ronald Albert, Jr., Esq.
Facsimile:  (305) 789-7799

To the Company:

Lazy Days’ R.V. Center, Inc.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Attention:  General Counsel

Facsimile:  (813) 246-5240

With a copy, which shall not constitute notice to the Company, to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4675
Attention:  Kimberly P. Taylor, Esq.
Facsimile:  (212) 446-4900

To BRS and Buyer:

c/o Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022
Facsimile: (212) 521-3799
Attention:  Thomas J. Baldwin

With a copy, which shall not constitute notice to either BRS or Buyer, to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4675
Attention:  Kimberly P. Taylor, Esq.
Facsimile:  (212) 446-4900

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

7.                                       Miscellaneous.

(a)                                  Wallace’s Employment by the Company.  Nothing contained in this Agreement shall be deemed to obligate the Company, Holdings, Buyer or BRS or any Subsidiary of the Company to employ Wallace in any capacity whatsoever or to prohibit or restrict the Company (or any of its Subsidiaries) from terminating the employment of Wallace at any time or for any reason whatsoever, with or without Cause.

(b)                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)                                  Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any and all prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)                                  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Wallace, the Company, Buyer, BRS and their respective successors and assigns; provided, that the rights and obligations of the Wallace under this Agreement shall not be assignable; provided further, that the rights and obligations of the Company under this Agreement shall not be assignable except to a purchaser of all or substantially all of the assets of the Company (provided, that such purchaser explicitly assumes all of the Company’s obligations under this Agreement); provided further, that the rights and obligations of Buyer and BRS under this Agreement shall not be assignable except (i) to affiliates of Buyer or BRS, or (ii) to any purchaser, directly or indirectly, of (A) more than 50% of the voting securities of Buyer or the Company (whether by merger, consolidation, sale or transfer of any or all of Buyer’s or the Company’s outstanding capital stock), or (B) all or substantially all of the assets of the Company.

(f)                                    Governing Law.  The corporate law of the State of Delaware will govern all questions concerning the relative rights of Buyer and its stockholders.  All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(g)                                 Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)                                 Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of all of the parties hereto.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete and Covenant Agreement as of the date first written above.

/s/ Donald W. Wallace
Donald W. Wallace

LAZY DAYS’ RV CENTER, INC. a Florida corporation

By:	/s/ Charles L. Thibault
Name: Charles L. Thibault
Title: Chief Financial Officer

RV ACQUISITION INC. a Delaware corporation

By:	/s/ John Horton
Name: John Horton
Title: Chief Operating Officer

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:	BRSE, L.L.C.
Its:	General Partner

By:	/s/ Tom Baldwin
Name: Tom Baldwin
Title: Managing Director

[Signature Page to the Non-Compete and Covenant Agreement]